SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report

(Date of earliest event reported):

June 12, 2003

VIRGINIA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-22283	54-1829288
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

102 S. Main Street

Culpeper, Virginia 22701

(Address of principal executive offices, including zip code)

(540) 829-1603

(Registrant’s telephone number, including area code)

Item 5. Other Events

Virginia Financial Group Inc has signed a definitive agreement to acquire eight branches from the following First Virginia member banks: First Virginia Bank-Southwest, First Virginia Bank-Blue Ridge and First Virginia Bank-Colonial. The branches are located in Covington, Tazewell, Woodstock, Rocky Mount and Farmville, Virginia.

The Virginia Financial Group, Inc. acquisition, which is subject to regulatory approval, includes all deposit accounts, and the purchase of selected loans, fixed assets and real estate. At May 15, the eight branches reported deposits of $226 million and loans of $79 million.

A copy of the press release relating to the announcement is attached hereto as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)    -    Not applicable.

(b)    -    Not applicable.

(c)    -    Exhibits:

Exhibit 99.1 -	Press release, dated June 12, 2003.

This filing contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions, significant fluctuations in interest rates that could reduce net interest margin; difficulties in executing integration plans; reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general and administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein. Please refer to VFGI’s filings with the Securities and Exchange Commission for additional information, which can be accessed at www.vfgi.net. The information provided in this filing is provided only as of the date of this filing, and VFGI undertakes no obligation to update any forward-looking statements made herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on June 12, 2003.

VIRGINIA FINANCIAL GROUP, INC.

By:	/s/ Jeffrey W. Farrar

Jeffrey W. Farrar Executive Vice President and Chief Financial Officer